POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of The Timken Company, an Ohio corporation (the “Company”), hereby (1) constitutes and appoints Richard G. Kyle, Philip D. Fracassa, Carolyn E. Cheverine and Shelly M. Chadwick, collectively and individually, as his or her agent and attorney-in-fact, with full power of substitution and re-substitution, to (a) sign and file on his or her behalf and in his or her name, place and stead in any and all capacities (i) an Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K for the fiscal year ended December 31, 2017, and (ii) any and all amendments and exhibits to such Annual Report, and (b) do and perform any and all other acts and deeds whatsoever that may be necessary or required in the premises, and (2) ratifies and approves any and all actions that may be taken pursuant hereto by any of the above-named agents and attorneys-in-fact or their substitutes.
IN WITNESS WHEREOF, the undersigned directors and officers of the Company have hereunto set their hands as of the 9th day of February, 2018.

/s/ Shelly M. Chadwick	/s/ James F. Palmer
Shelly M. Chadwick	James F. Palmer
(Principal Accounting Officer)

/s/ Phillip D. Fracassa	/s/ Ajita G. Rajendra
Phillip D. Fracassa	Ajita G. Rajendra
(Principal Financial Officer)

/s/ Richard G. Kyle	/s/ Joseph W. Ralston
Richard G. Kyle	Joseph W. Ralston
(Principal Executive Officer)

/s/ Maria A. Crowe	/s/ Frank C. Sullivan
Maria A. Crowe	Frank C. Sullivan

/s/ Elizabeth A. Harrell	/s/ John M. Timken, Jr.
Elizabeth A. Harrell	John M. Timken, Jr.

/s/ John A. Luke, Jr.	/s/ Ward J. Timken, Jr.
John A. Luke, Jr.	Ward J. Timken, Jr.

/s/ Christopher L. Mapes	/s/ Jacqueline F. Woods
Christopher L. Mapes	Jacqueline F. Woods